UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 18, 2004

CONCENTRA OPERATING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-15699	75-2822620
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5080 Spectrum Drive Suite 400 - West Tower Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(972) 364-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments

During the third quarter of 2004 we experienced a further decline in the operating performance of our Care Management Services (“CMS”) reporting unit, and there was a culmination of events that led us to lower our long-term outlook for this line of our business. We believe declines in the performance of this segment have been due in part to the lingering effects of the downturn in the national economy and its corresponding effect on the number of workplace injuries that have become longer-term disability cases. Additionally, we believe these continuing declines in our CMS revenue levels have been due to regional and local competition and a potential reduction in the reliance by insurers on these types of services, as well as to the continuing effects of our consolidation of operations. During the third quarter, we further restructured our CMS reporting unit, closed a primary office that provided independent medical exams (“IME”) services, and the employment of the senior officer responsible for the majority of our CMS reporting unit was terminated. Additionally, other key CMS personnel left Concentra Operating Corporation (the “Company”) during the third quarter. We believe these changes could delay the timing of a recovery in revenue growth for this segment.

As a result of the change in our outlook for our CMS reporting unit, we performed an evaluation of our long-lived assets, which include property, plant and equipment as well as our internal use software. In reviewing the long-lived asset values, we applied the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). We performed our impairment evaluation of the asset groups at each of CMS’s business units, as this is the lowest level for which identifiable cash flows are available. In performing the evaluation of the assets of the IME portion of our CMS reporting unit, we determined that the total expected future discounted cash flows for this business unit were less than the carrying value of its assets. Accordingly, during the third quarter of 2004, we incurred an impairment charge of $5.7 million, which represents the difference between the fair value of the IME long-lived assets and their carrying value.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), the Company’s management periodically evaluates the carrying value of goodwill and indefinite life intangible assets. The change in our outlook for the future performance of CMS as well as the departures of key personnel caused a “triggering event” in the third quarter of 2004, which indicated the necessity of a review of our goodwill pursuant to the provisions of SFAS 142. The goodwill impairment assessment included reviewing our long-term view of the care management market, projections of future cash flows and the estimated fair value of the overall business segment. We completed this assessment yesterday, and have concluded that an impairment of our goodwill for the CMS reporting unit has occurred.

The first step of the goodwill impairment test was the measurement of the CMS fair value compared to its carrying value. We calculated the CMS fair value using discounted cash flows and market comparables. Because the fair value of our CMS reporting unit was below its carrying value, we were required to perform the second step of the impairment test for this reporting unit. The second step involved comparing the implied fair value of our CMS goodwill to the carrying value of that goodwill. This goodwill impairment test resulted in the recognition of a $36.0 million charge, which represents the difference between the fair value of CMS’s goodwill and its carrying value.

On a combined basis, the two impairment charges incurred total $41.7 million and have been reflected as a non-cash pre-tax charge to our operations for the period ending September 30, 2004. In our CMS reporting unit we also incurred charges of $1.6 million associated with severance and lease termination costs and $0.9 million associated with the write-off of prepaid expenses related to a case management client during the third quarter of 2004.

The $41.7 million in charges for long-term asset and goodwill impairment discussed above are non-cash and will not result in future cash expenditures or have an impact on our liquidity or debt covenants. After the recognition of these impairment charges, we had $445.3 million of goodwill, with approximately $10.1 million related to the CMS reporting unit at September 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCENTRA OPERATING CORPORATION
(Registrant)

By:	/s/ Thomas E. Kiraly
Name:	Thomas E. Kiraly
Title:	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Date: October 19, 2004